Exhibit 99.1

Mace Reports Financial Results for the First Quarter Ended March 31, 2012

HORSHAM, Pa.--(BUSINESS WIRE)--May 14, 2012--Mace Security International, Inc. ("Mace" or the “Company”) (OTCQB: MACE) today announced financial results for the first quarter ended March 31, 2012.

2012 First Quarter and Current Highlights

  Mace completed the sale of a car wash facility located in Arlington, Texas on February 29, 2012 for a sales price of $2.1 million. The Company netted $1.57 million in cash proceeds from the sale, after closing costs and related mortgage debt. With the sale, the Company nears its exit of the car wash business. Mace currently operates only two car wash facilities, one of which is under an agreement of sale.
  Mace announced the appointment of Michael Kallio as Director of Business Development of Mace Central Station (“Mace CS”), the Company’s wholesale central monitoring station located in Anaheim, California. Mr. Kallio has over 26 years of experience in the security monitoring industry.

John J. McCann, President and CEO of Mace, stated, “The first quarter of 2012 was one of our most successful and promising quarters in recent history. We continued the momentum that was started during the fourth quarter of 2011 and were able to achieve significant sales growth, especially in our personal defense division. With the revenue growth we experienced, combined with certain operating management changes and our continued focus on overhead reductions and operating efficiencies, I believe we have positioned the Company for continued improvements in operating results and we are getting closer to being profitable.”

Mr. McCann added, “It really is an exciting time at Mace. Our operations have stabilized, and we continue to strengthen the recognition and value of our Mace brand name with our dedicated Mace team focused on continued growth through internal sales and a continued search for accretive acquisition candidates.”

Financial Results, First Quarter of 2012 Compared to First Quarter of 2011

Total revenues for the first quarter ended March 31, 2012 were $3.4 million, as compared to $3.6 million for the same period in 2011. Despite a significant increase in revenues in our personal defense operation of $551,000, or 49%, and an increase in revenues within our wholesale monitoring division of approximately $259,000, or 31%, with the March 2011 acquisition of The Command Center, Inc. (“TCCI”), overall revenues declined largely as a result of the absence of $515,000 of sales from IVS, our high-end digital and machine vision camera operation which was sold in October 2011. Our professional and consumer direct home and small business electronic surveillance division also experienced a reduction in sales of $455,000 due to several factors, including the impact on sales of increased competition, direct sales by Asian manufacturers, the loss of a large customer, a reduction in spending by many of our customers due to the poor economy, and a decision by management to focus on consumer direct home and small business product sales versus high-end professional market products. As noted above, our personal defense operations experienced an increase in sales of approximately 49%, from 2011 to 2012, with a 44% increase in the sale of our aerosol defense products, a 34% increase in our wireless home security system and other non-aerosol products, and a 289% increase in our TG Guard systems.

Loss from continuing operations for the first quarter of 2012 was approximately $(514,000), or $(0.01) per share, compared to a loss from continuing operations of $(1.2) million, or $(0.08) per share, in the first quarter of 2011. Despite the previously noted reduction of revenues, the decrease in operating loss from continuing operations was attributable to several factors, including: management’s focus on improving gross profit margins from 35% in the first quarter ended March 31, 2011 to 39% in the same period of 2012 through enhanced pricing, reduced costs of products, and the reduction in sales from IVS which provided a significantly lower gross profit margin; a decrease in selling, general, and administrative expenses of approximately $521,000, or 24%; and a decrease in net interest expense of approximately $64,000.

Discontinued operations is comprised of the Company’s remaining car wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately $(19,000), or $(0.00) per share, for the three months ended March 31, 2012, and a loss of $(60,000), or $(0.00) per share, for the same period in 2011.

Net loss for the three months ended March 31, 2012 was approximately $(533,000), or $(0.01) per share, compared to a net loss of approximately $(1.3) million, or $(0.08) per share, for the three months ended March 31, 2011.

The Company’s net book value was $17.0 million, or $0.29 per share, at March 31, 2012. Mace had $21.6 million in total assets, including $8.3 million of cash and short-term investments at March 31, 2012.

Conference Call

Mace will conduct a conference call on Friday, May 18, 2012 at 10:00 AM EDT, 7:00 AM PDT. The participant conference call number is (877) 719-8065, conference ID: 81515186. There will also be access to a digital recording of the teleconference by calling (800) 585-8367 and entering the conference ID: 81515186. This will be available from two hours following the teleconference until June 18, 2012.

About Mace

Mace Security International, Inc. (OTCQB: MACE) is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “projected,” “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions, projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues	$3,433	$3,595
Cost of revenues	2,085	2,336

Gross profit	1,348	1,259
Selling, general, and administrative expenses	1,691	2,212
Depreciation and amortization	115	120

Operating loss	(458)	(1,073)

Interest expense, net	(52)	(116)
Other income	1	-
Loss from continuing operations before income taxes	(509)	(1,189)

Income tax expense	5	10

Loss from continuing operations	(514)	(1,199)

Loss from discontinued operations, net of tax	(19)	(60)

Net loss	$(533)	$(1,259)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.01)	$(0.08)
Loss from discontinued operations	-	-
Net loss	$(0.01)	$(0.08)

Weighted average shares outstanding:
Basic and Diluted	58,946,441	15,735,725

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$6,886	$7,871
Short-term investments	1,425	-
Accounts receivable, net	1,814	1,684
Inventories, net	2,199	2,401
Other current assets	2,140	2,087
Assets held for sale	388	2,469
Total current assets	14,852	16,512

Property and equipment, net	1,366	1,379

Goodwill	2,805	2,805

Other intangible assets, net	1,860	1,887

Other assets	730	735
Total assets	$21,613	$23,318

LIABILITIES AND EQUITY

Current Liabilities:
Current portion of long-term debt and capital lease obligations	$95	$957
Accounts payable and accrued expenses	2,835	3,442
Other current liabilities	382	383
Liabilities related to assets held for sale	-	566
Total current liabilities	3,312	5,348

Long-term debt and capital lease obligations, net of current portion	897	33
Other liabilities	382	380

Stockholders' equity	17,022	17,557
Total liabilities and stockholders' equity	$21,613	$23,318

CONTACT:
Mace Security International, Inc.
Gregory Krzemien, 267-317-4009
Chief Financial Officer
greg@mace.com